Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.4

THIRD DEED OF AMENDMENT AND TERMINATION

between

UCL BUSINESS LTD

and

FREELINE THERAPEUTICS LIMITED

18/12/2019

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

THIS THIRD DEED OF AMENDMENT AND TERMINATlON is made on 18/12/2019

BETWEEN:

(1)

UCL Business Ltd (formerly UCL Business PLC), a company registered in England under company registration number 02776963 whose registered office is at The Network Building, 97 Tottenham Court Road, London, WIT 4TP, United Kingdom (“UCLB”); and

(2)

Freeline Therapeutics Limited, a company incorporated and registered in England and Wales with company number 09500073 whose registered office is Stevenage Bioscience Catalyst, Gunnels Wood Road, Stevenage, Herts, England, SG1 2FX (the “Company”).

(the Company and UCLB each a “Party” and together the “Parties”).

WHEREAS:

(A)

The Parties to this deed (“Deed”) entered into a licence agreement with effective date 22 May 2015, which was amended on 24 January 2017 and 24 May 2018 (the licence agreement as amended from time to time, the “Licence Agreement”), pursuant to which UCLB licensed to the Company, among others, the [**] relation to the [**] for any act of Exploitation concerning any products, therapy, service or process without restriction or field limitation (such defined terms as defined in the Licence Agreement).

(B)

The Parties have now agreed to make certain further changes to the Licence Agreement in accordance with the terms of this Deed, in particular, the Parties wish to terminate [**] granted to the Company under the Licence Agreement, upon the terms and subject to the conditions set out below.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1

In this Deed, unless the context otherwise requires, words and expressions defined in the Licence Agreement and used in this Deed shall have the meaning set out in the Licence Agreement, unless otherwise provided.

1.2	In this Deed a reference to:

1.2.1	a clause is a reference to a clause of this Deed;

1.2.2	the singular includes the plural and vice versa;

1.2.3

a statute or statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (whether before or after the date of this Deed) and any prior or subsequent subordinate legislation made under it (whether before or after the date of this Deed) except to the extent that any amendment, extension or re-enacting after the date of this Deed would extend or increase the liability of any party to the others under this Deed;

1.2.4	an agreement or other document is a reference to that agreement or document as from time to time supplemented or amended.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

1.3	This Deed is supplemental to and varies the Licence Agreement and save as varied by this Deed, the provisions of the Licence Agreement shall continue in full force and effect.

1.4	In the event of any conflict between the terms of the Licence Agreement and the terms of this Deed then the terms of this Deed shall prevail and be applied.

1.5	The headings to the clauses in this Deed are for convenience only and shall not affect the interpretation or construction of this Deed.

2.	TERMINATION OF THE FVII LICENCE

2.1

The Parties acknowledge that pursuant to Clause 28.5 of the Licence Agreement, the Licence Agreement can be amended if the amendment, variation or modification is effected in writing and signed by duly authorised representative of each Party.

2.2

Each Party acknowledges and agrees that as from the date of this Deed the terms of the Licence Agreement shall be amended in accordance with the provisions set out below and the Licence Agreement shall thereafter be read and construed in accordance with the following changes:

2.2.1

the licence to the Company for the use of the [**] pursuant to the Licence Agreement shall terminate and, notwithstanding anything to the contrary in the Licence Agreement, clause 2.4.3 of the Licence Agreement shall cease to apply; and

2.2.2

any rights, including all the obligations of the Parties, of the Company and its Affiliates in relation to [**] and, as the case may be, any sub-licences) granted pursuant to the Licence Agreement shall be null and of no effect.

2.3	The Company acknowledges and agrees:

2.3.1

that as at the date of this Deed it has no claim or right of action (whether actual, contingent or prospective) against UCLB arising under or in connection with the [**] pursuant to the Licence Agreement;

2.3.2

to release and discharge UCLB with effect from the date of this Deed from all actual, contingent or prospective obligations and liabilities (past, present or future) arising under or in connection with the [**] pursuant to the Licence Agreement or in connection with the subject matter of the [**] in relation to the performance of UCLB’s obligations under the Licence Agreement, whether such claims arise in contract or in negligence;

2.3.3

with effect from the date of this Deed to waive any claim or right of action (whether actual, contingent or prospective) which it has or may have (including, without limitation, claims for negligence) arising under or in connection with the [**] pursuant to the Licence Agreement, whether known or unknown as at the date of this Deed together with any related liability (whether past, present or future) against UCLB; and

2.3.4

to the extent that any release or waiver by the Company set out in this clause is not effective, to indemnify and hold UCLB harmless for and against all losses and costs which UCLB may suffer or incur.

2.4	Notwithstanding the foregoing, UCLB acknowledges and agrees that it shall not grant to any third party any licence in respect of (i) any [**] (including the [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

of the Licence Agreement) or (ii) any [**] which are an Improvement or New Invention under the Licence Agreement and were generated, reduced to practice or otherwise discovered or identified at any time from [**] up until and including [**] (“New [**]”) without first offering to the Company the right to take a licence from UCLB in respect of such [**] (“New [**]”), on terms to be agreed in good faith between the Parties. If, after a period of [**] from the date of UCLB first offering to the Company the right to take a [**], the Parties are not able to agree such terms, UCLB shall be free to grant such licence to any third party. For the avoidance of doubt, this clause 2.4 shall not apply to any [**] which does not constitute an Improvement or New Invention under the Licence Agreement.

3.	COMPANY UNDERTAKINGS

3.1	The Company hereby warrants to UCLB that as at the date of this Deed no sums are due to UCLB in respect of the [**] under the Licence Agreement, in respect of the period prior to termination.

3.2	The Company shall at UCLB’s request execute any formal documents as may be necessary or appropriate to register the termination of the [**] granted under the Licence Agreement.

4.	AMENDMENT OF THE LICENCE AGREEMENT

4.1

The Parties acknowledge and agree that pursuant to the termination of the [**] under the Licence Agreement, the Licence Agreement shall as from the date of this Deed be amended as required as a result of such termination, including by the deletion of any reference in relation to the [**].

4.2	The Parties acknowledge and agree that clause 16.2 of the Licence Agreement shall as from the date of this Deed be amended by the deletion of the words”, but excluding the Promoter Patent Rights”.

4.3

The Parties acknowledge and agree that notwithstanding the amendment of the Licence Agreement in accordance with clauses 4.1 and 4.2 above, the other provisions of the Licence Agreement shall remain valid to the maximum extent permitted under applicable law and save as amended in this Deed, shall continue in full force and effect.

5.	FURTHER ASSURANCE

Each Party shall at its own cost do and execute or procure to be done and executed all necessary acts, Deeds, documents and things as may be reasonably requested of it by the other Party by written notice to give effect to this Deed.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

6.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

This Deed shall bind and is for the benefit of the successors in title of the Parties and, unless expressly stated otherwise in this Deed, a person who is not a party to this Deed shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Deed provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act.

7.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.	MISCELLANEOUS

8.1	This Deed (together with the Licence Agreement) sets out the entire agreement and understanding between the Parties in respect of the subject matter of the Licence Agreement.

8.2

None of the provisions in this Deed may be changed, modified, waived or cancelled orally or otherwise, except by writing in the manner provided in the Licence Agreement, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any proceeding or succeeding breach thereof.

9.	GOVERNING LAW AND JURISDICTION

9.1

This Deed and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by and construed in accordance with English law.

9.2

The Parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Deed, its subject matter or formation.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS THIS DEED has been executed and delivered on the date appearing at the head of page 1.

EXECUTED as a Deed
For and on behalf of UCL Business Ltd

acting by a director	)
)
)

in the presence of:

Signature of witness:

Name of witness:

Address:

Occupation:

EXECUTED as a Deed

for and on behalf of

Freeline Therapeutics Limited

acting by a director

[**]

in the presence of:

Signature of witness: [**]

Name of witness: [**]

Address: [**]

Occupation: [**]

I, AMIT NATHWANI, of [**] have read, understand and accept the provisions of this Third Deed of Amendment and Termination and how it relates to my research and the AN Laboratory.

SIGNED	DATE:

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS THIS DEED has been executed and delivered on the date appearing at the head of page 1.

EXECUTED as a Deed For and on behalf of UCL Business Ltd
) [**]
acting by a director	)
[**]	)
[**]
in the presence of:

Signature of witness: [**]

Name of witness: [**]

Address: [**]

Occupation: [**]

EXECUTED as a Deed for and on behalf of Freeline Therapeutics Limited acting by a director in the presence of:

Signature of witness:

Name of witness:

Address:

Occupation:

I, AMIT NATHWANI, of [**] have read, understand and accept the provisions of this Third Deed of Amendment and Termination and how it relates to my research and the AN Laboratory.

SIGNED	[**]	DATE:	18/12/2019